SSgA
State Street Global Advisors


March 16, 2004

Mr. Ross Erickson
Legal/regulatory Coordinator
Frank Russell Investment management Company
909 A Street
Tacoma, WA 98402

Re: SSgA Funds (the "funds")

Dear Mr. Erickson:

Based upon a review of the related
books and records maintained by SSgA
Funds Management, Inc., the Fund did
not engage in any Investment Company
Act of 1940 Rule 10f-3 or Rule 17a-7
transactions for the quarter ending
February 27, 2004.


Very truly yours,


SSgA Funds Management, Inc.




By:


Peter A. Ambrosini, Esq.
Compliance and Risk Management
Chief Compliance
and Risk Management Officer
617-664-1211


Karen B. Clark
Compliance and Risk Management
Principal
and Senior Compliance Officer
617-664-4437


Margaret A. Nelson
compliance and Risk Management
Principal
and Senior Compliance Officer
617-664-5030